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                                                                       Exhibit 6
                             DISTRIBUTION AGREEMENT


     Distribution Agreement, dated as of July 10th, 1998, by and between The Legends Fund, Inc. (the FUND), a Maryland corporation, and ARM Securities Corp. (ARMSC), a Minnesota corporation.

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940 (the 1940 ACT); and

     WHEREAS, the Fund is authorized to issue shares of capital stock (SHARES) in separate series (the SERIES) with each Series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, Shares will be sold only to separate accounts (Separate ACCOUNTS) of life insurance companies, including Integrity Life Insurance Company and National Integrity Life Insurance Company, (the INSURANCE COMPANIES) to fund variable annuity and variable life insurance contracts (CONTRACTS); and

     WHEREAS, ARMSC is registered as a broker-dealer under the Securities Exchange Act of 1934 (the 1934 ACT) and is a member of the National Association of Securities Dealers, Inc.; and

     WHEREAS, the Fund desires ARMSC to be its principal underwriter with respect to distribution of the Shares; and

     WHEREAS, the 1940 Act prohibits any principal underwriter for a registered openend investment company from offering for sale or selling any security for which such company is the issuer except pursuant to a written contract.

     NOW THEREFORE, in consideration of the premises and on the terms set forth herein, the Fund and ARMSC agree as follows:

     1. The Fund hereby appoints ARMSC as Distributor of the Shares and ARMSC accepts appointment as Distributor to sell Shares of each Series to Insurance Companies and their Separate Accounts at the Shares' most recent net asset values determined in accordance with the current prospectus for the Shares (the PROSPECTUS). In performing its duties as Distributor, ARMSC will act in conformity with the Prospectus and with the instructions and directions of the Board of Directors of the Fund, the requirements of the Securities

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          Act of 1933, the 1934 Act, the 1940 Act and all other applicable federal and state laws and regulations.

     2. The Fund shall not pay any compensation to ARMSC for services as Distributor, and ARMSC shall bear all of its expenses in serving as Distributor.

     3. From time to time the Fund and ARMSC shall identify Insurance Companies that desire to issue Contracts, and the Fund and ARMSC shall enter into a Participation Agreement with each such Insurance Company, containing such terms as the Fund and ARMSC deem appropriate, providing for the sale of Shares to the Insurance Company's related Separate Accounts.

     4. The Fund authorizes the Distributor, in connection with the sale of Shares, to provide only such information and to make only such statements or representations as are contained in the Fund's then current prospectus or as specifically authorized by the Fund.

     5. This Agreement shall continue in effect from the date hereof only so long as such continuance is specifically approved at least annually after the first two years by the Board of Directors of the Fund, including a majority of the Directors who are not INTERESTED PERSONS of the Fund, as defined under the 1940 Act.

     6. The services of ARMSC to the Fund as Distributor are not exclusive, and ARMSC may provide similar services to other investment companies and may serve as principal underwriter for sales of Contracts so long as its services as Distributor are not thereby impaired.

     7. This Agreement shall terminate automatically in the event of its assignment, as defined under the 1940 Act.

     8. This Agreement may be terminated by either the Fund or ARMSC at any time on 60 days' written notice delivered to the other party, without the payment of any penalty.

     9.   This Agreement shall be governed by the laws of the State of New York.

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     IN WITNESS WHEREOF, the Fund and ARMSC by their authorized officers have caused this Agreement to be duly executed as of the day and year first written above.

Attest:                                         THE LEGENDS FUND, INC.



  /s/ Deborah K. Eisner                By:   /s/ Kevin L. Howard
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Attest:                                          ARM SECURITIES CORP.



  /s/ Deborah K. Eisner                By:   /s/ John R. McGeeney
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